EXHIBIT 10(tt)(i)


                        AMENDMENT TO EMPLOYMENT AGREEMENT


    This Amendment ("Amendment") to the Employment Agreement (as hereinafter defined) is entered into as of January 1, 1996 by and between Raymond L. Wathen (the "Executive") and Nantucket Industries, Inc. (the "Company").

                              W I T N E S S E T H:
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    WHEREAS, the Executive is employed by the Company pursuant to that certain
Employment Agreement (the "Employment Agreement") dated November 23, 1994 but effective as of March 1, 1994 by and between the Company and the Executive;

    WHEREAS, the Company believes that reducing the Executive's areas of responsibility under the Employment Agreement and his compensation therefor will be in the best interests of the Company;

    WHEREAS, the Executive acknowledges the appropriateness of such change in his responsibilities under the Employment Agreement and his compensation therefor and wishes to remain employed by the Company under such new arrangement; and

    WHEREAS, based upon the aforementioned beliefs, each of the Executive and the Company desires to amend the Employment Agreement as set forth herein;

    NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein and other good and lawful consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree:

                                    AGREEMENT


    1.  Section I.A of the Employment Agreement, captioned "Position," is hereby
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amended by deleting it in its entirety and replacing it with the following
Section I.A:

         "A. Position.  The Company hereby employs the Executive as a Salesman
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         for the Company's GUESS? division, with a sales territory comprising
         Texas, Louisiana, Mississippi, Alabama, Georgia, Florida, South Carolina, North Carolina, Tennessee, Arkansas, Kentucky, Virginia and the District of Columbia (the "Executive's Territory"). The Executive shall perform such reasonable duties as may be determined and assigned to him from time to time by the Company's Chief Executive Officer or President. The Executive shall report to the Company's Chief




























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         Executive Officer and to the Company's President.  The Executive shall be entitled to an office and accoutrements appropriate to executives of his station in the Company. During the Term (as hereinafter defined), the Executive shall devote his best efforts, knowledge and skill and shall devote substantially his full working time and attention to the performance of his duties as aforesaid, except during such period as the Executive shall be ill, disabled or on vacation as provided for by this Agreement."

    2. Sections I.C.(ii) and (iii) of the Employment Agreement, subsections of the section captioned "Compensation.," are hereby amended by deleting them in
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their entirety and replacing them with the following Sections I.C.(ii) and
(iii):

         "(ii) During the period February 26, 1995 through December 31, 1995, Executive shall be paid at a rate of $150,000 per annum (during said period, the "Base Rate").

         (iii) From January 1, 1996 until the end of the Term, the Executive shall be paid at the rate of $100,000 per annum (after said date, the "Base Rate") plus 1% of Net Sales of GUESS? Products sold by Executive to (x) the customers listed on Exhibit A attached hereto and as the same maybe amended from time to time by agreement of the parties and
         (y) such other customers consisting of single or chains of retail stores whose main buying office is located with the Executive's Territory (collectively the "Executive's Customers")."

    3.  Section II.B of the Employment Agreement, captioned "Termination," is
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hereby amending by the addition of the following Section II.B.(iv) immediately following Section II.B.(iii)(b):

         "(iv) Sales.  The Executive's employment may be terminated at the sole
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         discretion of the Company in the event that (a) the Net Sales of GUESS?
         Products sold by Executive to the Executive's Customers during the fiscal year of the Company ending in February 1997 are less than $3,300,000; or (b) Net Sales of GUESS? Products sold by the Executive to the Executive's Customers during the fiscal year of the Company ending in February 1998 are less than $4,700,000."

    4.  Section II.C.(i) of the Employment Agreement, captioned "Events
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Constituting Change in Control," is hereby amended by deleting in their entirety
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subsections (e) and (f) thereof and replacing them with the following:

               "(e) a change in the composition of a majority of the Board of Directors of the Company occurs within twenty-four (24) months after any person (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act becomes (after the date hereof) the beneficial owner, directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the then outstanding securities of the Company and the election or appointment of such new

























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         Directors has not been approved by a majority of the Continuing
         Directors (as defined in Section III.C.(iii)(d) hereof)."

    5.  Section II.C.(ii) of the Employment Agreement captioned "Employment
                                                                 ----------
Events" is hereby amended by deleting it in its entirety and replacing it with
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the following Section II.C.(ii):

            "(ii)  Employment Events.  The Company will provide or cause to be
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         provided to the Executive the rights and severance benefits described in subsection (iii) hereof in the event that the Executive's employment by the Company is terminated at any time during the Term (but not, in any event, after the expiration of the Term) subsequent to a Change in Control either:

                (a) by the Company for any reason other than for Cause, as defined in II.B.(iii)(a)(1)-(4), pursuant to Section II.B.(iv), or because of death or Permanent Disability, or

                (b) by the Executive within three (3) months following the occurrence, without the Executive's consent of any of the following events:

                   (1) the Executive is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the commencement of the Term hereof, or his reporting responsibilities or title in effect at such time are changed;

                   (2) the Executive is transferred to a location which is substantially more distant from his then residence than his current home (at the date hereof) is from his current principal work location, or is required to engage in an increased amount of travel on the Company's business;

                   (3) the Executive determines in good faith that, due to the Change in Control or events which have occurred thereafter, he is not able effectively to discharge his duties;

                   (4) the Company fails to continue in effect any material benefit or compensation plan or plans providing the Executive with substantially similar benefits to those in which the Executive is participating at the date of this Agreement or in which he hereafter may participate at any time prior to a Change in Control; or

                   (5) the Company is in default in the payment of Base Rate, if any, and/or Commissions or any portion thereof in excess of $1,000, which default continues for more than ten (10) days after notice by the Executive."





























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    6.  Section II.C.(iii) of the Employment Agreement captioned "Severance
                                                                  ---------
Benefits" is hereby amended by deleting it in its entirety and replacing it with
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the following Section II.C.(iii):

            "(iii)  Severance Benefits.  The severance benefits to which the
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         Executive shall be entitled under the circumstances specified in subsections II.C.(i) and II.C.(ii) above are as set forth below. Such benefits shall be in lieu of the payment of Base Rate and Commissions, if any, but shall not affect any other benefits provided hereunder:

              (a) The Company shall pay to the Executive within two (2) weeks after such termination a lump sum equal to the greater of : (y) two times the sum of the Base Rate and the Commissions paid to Executive in the one year period immediately preceding the Change in Control (exclusive of any portion thereof paid on account of the period ending December 31, 1995); or (z) the sum of $200,000; in either case, such sum to be discounted to present value at a discount rate of eight percent (8%) per annum applied to each future payment from the time it would have been payable as Base Rate or Commissions (treating all monies paid pursuant to the foregoing clause (z) as Base Rate payments) for a two year period following such termination to the date of actual payment hereunder.

              (b) If, at the effective date of termination, the Executive holds any stock option, then (notwithstanding any terms of such option to the contrary) the Executive, his personal representative or heir shall have the right, during a period of seven (7) months following the termination, at his election either (x) to exercise all such options as to all or any part of the shares covered thereby, including shares as to which such options would not otherwise then be exercisable, or (y) to have the Company, upon written request, purchase all such options (which options shall be deemed for this purpose to continue unaffected by the terms of any merger or consolidation of which the Company is not the surviving corporation regardless of any provisions of such merger, consolidation or option to the contrary except insofar as is necessary to adjust such to maintain its value, equity or economic significance as equivalent to that in existence before such merger or other event) at a cash purchase price equal to the excess of the fair market value per share over the option price multiplied by the number of shares covered by such option. In the event that at the effective date of termination the Executive owns stock of the Company which is subject to a contractual provision that grants the Company the right to purchase such shares in specified circumstances, then the price at which the Company may exercise such right shall also be the fair market value at the date of termination. For purposes of this subsection (iii)(b), the term "fair market value" where a Change in Control has occurred shall mean the highest price per share paid as a result of any bona fide offer which is in effect at any time during the period beginning on the ninetieth (90th) day prior to the date on which the Change in Control occurs and ending on the date on which such options are exercised. In the event that any portion of this subsection (iii)(b) is held to be contrary to law or to























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         subject the Executive to liability under Section 16(b) of the Exchange
         Act, that portion of this subsection (iii)(b) shall be modified to the extent required to be in compliance with the law and, if such modification is not effective, such portion shall become null and void and all other portions hereof shall remain in full force and effect.
         If any of the rights granted pursuant to this subsection (b) are also available to the Executive pursuant to the terms of the option then such rights shall be deemed to have been granted to the Executive pursuant to the terms of such option, and this section shall not in any event be effective to reduce any such rights.

               (c) If, at the effective date of termination, the Executive holds any unvested equity or deferred compensation rights, such rights shall thereupon immediately become vested in full, notwithstanding any contrary provision in any agreement resolution or instrument governing such rights.

               (d) In the event that any of the amounts payable to the Executive by the Company hereunder would, if made, constitute Excess Parachute Payments for purposes of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, after application of Section 280G(b)(4), then the amount payable by the Company shall be reduced by the amount necessary to cause the Executive to receive no Excess Parachute Payments. The allocation of any such reduction among the various payments hereunder shall be made at the election of the Executive. If the Company and the Executive do not agree on the reduction, if any, necessary to cause the Executive to receive no Excess Parachute Payments, Company shall, at the Executive's request, apply for a ruling from the Internal Revenue Service ("Service") as to whether any or all payments to be made to the Executive are, in the view of the Executive, Excess Parachute Payments. Such ruling request shall be made by the Company in such form and substance as is satisfactory to the Executive. The Executive and the Company hereby agree to be bound by the Service's ruling as to whether payments constitute Excess Parachute Payments.

         This subsection (d) shall be cancelled and of no force and effect if a majority of the Company's Continuing Directors (as hereinafter defined) then in office vote to override the operation of this subsection (d) and such override is consented to by the Executive. As used herein, the term "Continuing Director" means any member of the Board of Directors of the Company who was a member of the Board on the date hereof or who is elected to the Board after the date hereof upon the affirmative recommendation of such number (but in no event fewer than three) of Continuing Directors as shall constitute a majority of the Continuing Directors then in office, voting separately and as a subclass of directors on such recommendation. A person who is or becomes a Continuing Director as defined or provided in the next preceding sentence who thereafter ceases to be a member of the Board shall not if thereafter elected to the Board be deemed to be a Continuing Director by reason of his prior service as such and shall be and become a Continuing Director of his
























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         latter period of service only if elected upon the affirmative recommendation of such number (but in no event fewer than three) of Continuing Directors then in office, voting separately as a subclass of directors on such recommendation. A decision not to oppose the election of any person or group of persons to the Board shall not be deemed to be an "affirmative recommendation" within the meaning of the two next preceding sentences."

    7. Executive hereby tenders his resignation as a director of the Company and as President of the Company's GUESS? Division, effective immediately.

    8. The Employment Agreement as amended by this Amendment sets forth the entire Agreement and understanding of the parties hereto with respect to its subject matter and supersedes all other written and oral understandings with respect thereto.

                               NANTUCKET INDUSTRIES, INC.



                               By:__________________________
                                  Stephen M. Samberg,
                                  Chief Executive Officer and
                                  Chairman of the Board


                               EXECUTIVE:



                               _____________________________
                               Raymond L. Wathen












































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